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EXHIBIT 99

Orient-Express Hotels Ltd.

        Orient-Express Hotels owns or part-owns 44 deluxe leisure properties in 21 countries, 39 of which it also manages. Thirty-five are hotels ranging across five continents, from the Hotel Cipriani in Venice to the Mount Nelson in Cape Town, the Copacabana Palace in Rio de Janeiro, the Observatory in Sydney and Charleston Place in Charleston, South Carolina. Restaurants include '21' Club in New York, Le Manoir aux Quat'Saisons in Oxfordshire, England and La Cabaña in Buenos Aires.

        Four tourist trains include the legendary Venice Simplon-Orient-Express in Europe and the Eastern & Oriental Express in Asia. The company also part-owns and manages PeruRail in Peru, which operates the Cuzco-Machu Picchu train service used by nearly every tourist to Peru (there are no roads to the famous Inca ruins and otherwise it is a four-day hike). The m.v. Road To Mandalay provides luxury cruises on the Irrawaddy River in Myanmar.

        The company started in 1976 as the leisure division of Sea Containers Ltd. and was later incorporated as Orient-Express Hotels Ltd., a Bermuda company. Orient-Express Hotels was floated on the New York Stock Exchange in August, 2000. Sea Containers presently owns 42% of the company.

        Orient-Express Hotels seeks out unique properties that have expansion potential. It owns or part-owns its properties because it believes that equity returns are greater than simply management fee income. Increases in property values allow the company to increase funding against those assets and thus fuel expansion. The unique nature of the assets helps insulate against competition and therefore allows greater pricing flexibility.

        The company avoids the use of a chain brand. Thus, none of its properties is branded "Orient-Express" (except the train and safari camps). Management believes that discriminating travelers will choose an individual property of fame in priority to a chain brand. In the few locations where the company competes with deluxe brand chains (Venice, Lisbon and Rio de Janeiro are examples), it achieves up to 40% higher average rates than the luxury brand hotels.

Financial highlights

	2003	2002	Change %
	($000)
Revenue and other income	329,468	289,302	14
EBITDA*	69,130	67,041	3
Net earnings	23,609	25,294	(7)
*
Earnings before interest, tax, depreciation and amortization. See below for a reconciliation of EBITDA to the company's earnings from operations before net finance costs and the company's net earnings.

Earnings per common share	$0.76	$0.82	(7)
Number of shares (million)	31.1	30.8

Performance overview

	2003	2002	2001	2000
	($ millions)
Revenue and other income	329.5	289.3	261.3	276.4
EBITDA	69.1	67.0	69.1	84.1
Net Earnings	23.6	25.3	29.9	40.0

Chairman's message

April 1, 2004

Dear Shareholder,

        Your company achieved acceptable results in 2003 despite the challenges of the Iraq War, terrorist bombings, SARS and a weak business travel market. Net earnings were $23.6 million ($0.76 per common share) on revenue and other income of $329.5 million. This represents an earnings decline of 6.7% despite an increase of 14% in revenue compared with 2002. The revenue increase is, to a degree, artificial because it arises largely through translation of euro, pound, rand and Australian dollar revenues into US dollars when those currencies strengthened significantly against the US dollar. Our net earnings were considerably higher than several larger operators in our competitive "set", partially due to our lower reliance on the business travel market and lower exposure to the consequences of the SARS epidemic.

        Our key financial indicators at year end were positive: a RevPAR for the year of $184, up 9% from $168 in 2002. EBITDA was $69.1 million compared with $67.0 million in 2002. Long-term debt to equity was slightly less than 1:1 at year end with current assets exceeding current liabilities. Year end cash was $81.3 million plus undrawn credit lines of $67.8 million, compared with 2002 year end cash of $37.9 million and undrawn credit lines of $22.8 million.

        The company issued $52 million of new equity in 2003 in order to provide funding of the unfinanced component of investment in existing properties and acquisition of additional properties.

        Examples of investment in existing properties in 2003 were the doubling of rooms at the Inn at Perry Cabin to 81; the completion of Jacaranda Hill, the new banqueting and meetings building at The Westcliff; the completion of La Cabaña, our new luxury restaurant in Buenos Aires; alteration of the New Orleans Grill at the Windsor Court; a new pool at Keswick Hall; the "Upstairs" dining room at '21' Club; addition of kitchen and restaurant facilities at Maroma; introduction of the Hiram Bingham deluxe tourist train on the Cuzco-Machu Picchu route of PeruRail; a new spa and alteration to "Darley's" restaurant at Lilianfels; a new bar at the Mount Nelson and a new restaurant and spa at La Residencia.

        We sold the Quinta do Lago Hotel in Portugal in 2003 and acquired The Ritz in Madrid in partnership with the Omega Group.

        In 2004 we are investing in the completion of the Hotel Caruso in Ravello which we expect to open in the spring of 2005, we will commence the capital improvements program for The Ritz in Madrid, we will open a new spa at the Hotel Cipriani in Venice and create a Raymond Blanc restaurant at Reid's Palace in Madeira. We closed the Bora Bora Lagoon Resort in French Polynesia in late 2003 for major upgrade and will reopen in 2004's second quarter. A new outdoor pool will be opened at Lilianfels in Australia's Blue Mountains in the second quarter. The second floor of the Splendido in Portofino is being rebuilt to introduce more suites. The Granary of the Hotel Cipriani is being altered to provide additional meeting rooms and improved banqueting facilities. We are restoring the old casino rooms at the Copacabana Palace in Rio de Janeiro to provide more banqueting capacity and will be expanding the spa facilities. We are rebuilding the pool and outdoor restaurant level of the Miraflores Park Hotel in Lima, as well as adding more guest elevators. This capital investment program is budgeted to cost approximately $36 million in 2004.

        In terms of acquisitions in 2004, we have recently announced our $8 million investment in Pansea Hotels in Southeast Asia. Pansea currently has five unique properties in operation and a sixth under construction. The five are in Luang Prabang, Laos; Yangon, Myanmar (Burma); Koh Samui, Thailand; Jimbaran Beach in Bali and Angkor Wat in Cambodia. The hotel under construction is located in the Ubud Gorge in Bali. (Bali's tourism has now returned to pre-bombing levels.) Further Pansea properties are planned for Vietnam, Thailand and Myanmar. Our agreement with the Pansea shareholders provides for us to acquire 100% of the business over a three to five year period at a multiple of eight times EBITDA. We are separately seeking to acquire two city center hotels in Southeast Asia, which, together with the Road To Mandalay cruise ship and the Eastern & Oriental Express tourist train and Pansea, will give us an important presence in the region.

        The owners of the Great South Pacific Express tourist train decided to suspend the service in 2003 because of declining international arrivals in Australia arising from SARS and terrorist fears. Discussions are in progress with a view to moving this train to a market with higher potential.

        We are planning to rebuild our historic lake steamer on Lake Titicaca in Peru to provide more cabins for guests arriving on our Cuzco-Puno luxury train service.

        We expect to conclude further acquisitions in Europe, South America and Australasia in 2004 and to commence a major development of our land resources in St Martin adjacent to La Samanna, extending into the Dutch side of the island where greater building density is allowed than on the French side.

        Of course, investment brings higher depreciation cost and sale of equity brings temporary dilution of earnings per share until those funds can be fully employed in the business. I think the message I would like to convey is that your company today has greater upside potential than ever before as new capacity is filled and acquisitions generate their additional returns.

        Our policy of owning assets rather than just managing them has created a fair market value which greatly exceeds book value.

        Changes in currency values against our reporting currency, the US dollar, have overall enhanced our reported earnings. For example, profits in euros translate into more US dollars than before. Of course, this exaggerates low season losses but, for the year as a whole, there is a benefit. Despite a stronger euro, our euro-based hotels reported increased profits in 2003 over 2002, however, the Venice Simplon-Orient-Express tourist train suffered from reduced American travelers. We think this was due more to the Iraq War having occurred in the peak booking period than the stronger euro. Bookings in 2004 seem to have bounced back to 2002 levels.

        Our largest shareholder, Sea Containers Ltd., with 42% of our common shares (excluding common shares owned by a subsidiary), has indicated it does not intend to sell any shares in Orient-Express Hotels in the near term as it feels the shares are undervalued (I serve as President of Sea Containers).

        Please read the reports of the President and Chief Financial Officer for more detail on the matters I have discussed above.

        It remains for me to thank our 5,300 staff whose efforts produced a satisfactory 2003 despite the many adversities. We look forward to improved results in the future arising from our investments and stronger market demand.

        Sincerely,

James B. Sherwood
Chairman & Founder

President's overview of performance

Hotels: Europe

        The euro strengthened about 20% against the US dollar for 2003 compared with the prior year and this affects the dollar results of our European businesses. Same store RevPAR for 2003 was well up in dollars but was slightly down in local currency, reflecting the impact of the Iraq War on the key spring booking period.

        The revenue decline was driven by a drop in occupancy (down 12%) partly offset by stronger rates (up 8% in local currency). Most of the rate increase is due to a shift in the mix of business as the demand drop has been greater in first time guests than in repeat high-end customers. Our policy has been to hold firm on rates so we expect revenue to recover quickly as demand rebounds.

        Italy held up particularly well, as did the two properties we acquired in 2002 (La Residencia and Le Manoir aux Quat'Saisons), while Hôtel de la Cité suffered the most as US travelers shunned France.

        At the time of writing, forward bookings for our European properties are slightly ahead of prior year. We expect the position to further improve as in 2003 bookings stalled for almost two months at the time of the Iraq War. Enquiries from the US are still slow, affected perhaps by the strong euro, but this is being more than offset by demand from the UK and continental Europe.

  Italy

        At the Hotel Cipriani and Palazzo Vendramin (103 keys) RevPAR declined 3% in local currency (up 17% in US dollars) which squeezed margins, but the hotel still managed to show a healthy increase in EBITDA, up $0.6 million. Over the last winter we have added the beautiful Casanova Spa overlooking the hotel's famous gardens where Casanova is reputed to have held many clandestine meetings. We have also created a new meeting and banqueting area in the upper level of one of the Granary buildings, with views across the water to St Mark's Square. Every investment we make adds to the splendor of this outstanding property and leaves the competition further behind.

        The Hotel Splendido and Splendido Mare (82 keys) bucked the trend and actually showed 4% RevPAR growth in local currency (up 25% in US dollars). With EBITDA up $0.9 million for the year, we had no hesitation in moving ahead with improvements on the second floor to expand the small, existing rooms and incorporate redundant back of house areas into a new Presidential Suite and several spacious junior suites.

        American guests have always been important in Florence and the Villa San Michele (45 keys) saw a 4% local currency RevPAR decline (up 15% in US dollars). However, US dollar EBITDA still increased in 2003 and bookings for the 2004 high season are 20% ahead of last year, helped by a wider choice of specialist packages, including the hotel's new cooking school and wine tours in Tuscany. Current permits allow for two additional keys and a spa in the garden—improvements that most likely will be made over the next couple of years.

        After several years of frustration, we appear to have finally resolved our dispute over the refurbishment permits for the Hotel Caruso in Ravello. Heavy work has restarted and we expect to open in 2005. The Amalfi region is extremely popular with our guests but boasts only a handful of luxury hotels so rates are particularly high. The difficulties we have faced over refurbishing the Caruso are evidence of the high barriers to entry facing any potential new competitor in the area.

  Portugal

        Portugal fared worse than Italy with a same store RevPAR decline of 9% in 2003 and Reid's Palace (164 keys) in Madeira was no exception. The growth of low-cost airlines serving Europe from the UK has given a boost to many of our hotels (e.g. Italy and Mallorca) but Madeira has not yet benefited, although negotiations are underway. In order to lift the profile of Reid's Palace and broaden its appeal, a new spa will be added and a gourmet restaurant in partnership with Raymond Blanc, the famous chef who created Le Manoir aux Quat'Saisons. The hotel continues to generate a very attractive return, but EBITDA fell 5% in 2003 and we are anxious to reverse the trend.

        Demand remained slow during 2003 at the Lapa Palace (109 keys) in Lisbon but is now recovering with bookings at twice the level of last year. The hotel is in excellent condition now that the refurbishment program is complete, so it is well positioned to benefit from any increase in demand for Lisbon. The property has great upside as it has space for 50 more keys but, given current conditions, it is unlikely that we will start any expansion during the next 18 months.

        In October 2003, we sold Hotel Quinta do Lago (141 keys) in the Algarve. This property continued to rely heavily on golfers in spite of our efforts to attract new markets, but the hotel had no ownership or control over any golf course. As a result, it was vulnerable to the rapidly increasing cost of golf in the area and occupancy was down over 15% for 2003 up to date of sale. A Portuguese investor purchased the hotel from us for $40 million, equivalent to 16 times EBITDA, generating $4.2 million profit upon sale.

  Spain

        In April 2003, we acquired Madrid's most famous property, The Ritz (167 keys) in partnership with Omega, a major Spanish property company. Each partner owns 50% and Orient-Express Hotels has a long-term management contract. During 2003 we focused on strengthening the sales, marketing and promotion of the hotel. In 2004 we will start refurbishment of the property with improvements to the lobby and some of the rooms.

        Our other Spanish hotel, La Residencia (62 keys) in Mallorca, a great favorite of UK guests, had an excellent year with RevPAR up 8% in local currency (29% in US dollars). We closed the hotel for a few months over the winter to allow for some major improvements, including a new entrance driveway, enlargement of the informal restaurant and improvement of many rooms (including some new suites). We also added a new spa. During 2003, we received permits to build up to 20 new suites which will allow gradual expansion of the hotel over the next few years. The Mallorcan authorities now strictly limit construction or expansion of hotels, so the special waiver that we have been granted adds considerable value to our property.

  Other European hotels

        Le Manoir aux Quat'Saisons (32 keys) in Oxfordshire, England, was another strong performer with EBITDA up $1 million for the year, mostly due to an excellent fourth quarter. The skill and flair of our partner Raymond Blanc and his team continue to win glowing accolades so we are very excited at the prospect of the new restaurant we are planning together for Reid's Palace in Madeira.

        In sharp contrast, Hôtel de la Cité (61 keys) in Carcassonne, France, had a poor year with RevPAR down 20% in local currency (down 4% in US dollars). Most US travelers steered clear of France for political reasons and there was also a significant decline in UK visitors to the property. A major cost-reduction program allowed the hotel to generate EBITDA of $0.2 million, down from $0.5 million in 2002. Promotional resources have now been switched across to generate business in the domestic French market until international demand picks up, but 2004 is likely to be another difficult year.

Hotels: North America

(Including the Caribbean and Mexico)

        Same store RevPAR in the region declined 2%, which combined with increased costs due to inflation and the strong euro at La Samanna, squeezed margins. We expanded two hotels, so overall revenue increased 13% and this extra capacity allowed us to maintain EBITDA flat at $11.1 million. Demand in the first quarter of 2004 was patchy but bookings from then onward look surprisingly strong, up over 20% at the time of writing. Hopefully this signals a return of both leisure and corporate demand.

  USA

        The Windsor Court Hotel (324 keys) is one of our hotels that is most reliant on corporate clients and RevPAR fell 4% for the year in line with the New Orleans market (down 5% according to Smith Travel Research). Citywide convention business, traditionally a key driver of demand, remains sluggish so it is becoming more important for the hotel to find and host smaller independent corporate meetings. In 2004 to create additional meeting space we plan to start construction of a dedicated meeting facility, which should be operational for 2006. In the meantime, we take some encouragement from the hotel's bookings which are up over 20% against 2003. The hotel restaurant was fully refurbished and has shown great promise since its reopening in October.

        Charleston Place (442 keys) in Charleston, South Carolina, where we have an ownership interest and management contract, also had a slight RevPAR decline. The booking pattern remains short-term and quite price-sensitive but forward bookings are up about 5%, which is an excellent base, taking into account the major slowdown that occurred during the Iraq War last year when many groups canceled or postponed their meetings. The major room refurbishment program at the hotel was completed in 2003 so in 2004 our capital expenditure plan is limited to expansion of the highly profitable spa, some additional meeting space and improvement of the bar.

        We have doubled the size of the Inn at Perry Cabin (81 keys) in St Michaels, Maryland, adding 40 spacious rooms, many of which are suites, all with excellent views across the bay. Fortunately, the hotel did not suffer any significant damage from Hurricane Isabel in September 2003, although it did cause a $0.2 million loss of business. 2004 will be a transition year, building demand to fill the increased capacity.

        At Keswick Hall (48 keys), RevPAR increased 10% over 2003 mostly due to growth in demand for small meetings. The outlook for 2004 is even more encouraging and the addition last winter of the new terrace restaurant has freed up much needed function space. EBITDA at Keswick improved $0.5 million in spite of 2003 being one of the worst years for US east coast golf clubs, due to the long, harsh winter and wet spring.

  Mexico

        Maroma Resort and Spa (58 keys) was closed for two months in the low season for construction of a dedicated spa, additional beachfront suites and expansion of the restaurant. We also improved the kitchens and added two tennis courts. Investing in the expansion and improvement of hotels tends to generate excellent returns and Maroma is no exception.

        In 2003, RevPAR jumped from $194 to $238, generating EBITDA of $2.1 million, an increase of over $1 million compared with 2002.

        In order to preserve the image and style of the hotel, the works are supervised by the original architect and owner, José-Luis Moreno, who continues to be our 25% minority partner in the business.

  French West Indies

        Demand held up well at La Samanna (81 keys), St Martin, with RevPAR up 3% in US dollars, but this was more than offset by $1 million increase in costs due to the strong euro. The hotel is particularly sensitive to currency fluctuations, as most revenue is derived from the US market but the operation is based in French territory. If current exchange rates prevail, there will also be an adverse cost impact in 2004.

        We own 45 acres of land around La Samanna, straddling the French/Dutch border of the island, which we have plans to develop and sell over the next two-three years. Our initial design is for 150-200 smaller residential units on the Dutch side (currently used for staff accommodation) and about 40 large villas on the French side (currently unused). In addition to profits on sale there will be ongoing income from maintenance and club fees. If our projections are correct, this sort of development should become an important part of Orient-Express Hotels' business mix, as we have a sizeable land bank elsewhere, such as Keswick Hall (225 acres), the Inn at Perry Cabin (13 1/2 acres), Bora Bora (14 acres) and we can acquire additional land at locations such as Maroma.

Hotels: Rest of the World

        Many of the rest of the world properties were hurt by the SARS epidemic, as well as the general effect of the Iraq War. Our property in Bora Bora suffered badly as the Japanese stayed at home and our Australian hotels missed many regular US and European business travelers who canceled their Asia/Australia travel programs. Encouragingly, forward bookings are well ahead for 2004, particularly for the second quarter.

  South America

        EBITDA at the Copacabana Palace (225 keys) was $6.6 million, slightly ahead of 2002 ($6.5 million) as a decline in US guests was offset by growth from Europe. Banqueting at the hotel makes a large contribution and there are three large ballrooms at the rear of the building (the former casino) which will be refurbished and brought back into use. We are also developing designs for a spa to serve guests and local residents.

        In Peru, the Miraflores Park Hotel (81 keys) in Lima and our two joint venture hotels, Hotel Monasterio (123 keys) in Cuzco and Machu Picchu Sanctuary Lodge (31 keys), all showed improvement over 2002, with solid RevPAR growth. Peru is becoming a very popular destination and bookings for 2004 are already up about 15% with most of the country's travel specialists predicting further growth.

  Southern Africa

        The Mount Nelson Hotel (226 keys) had a much better year with EBITDA up $1 million to over $4.5 million for the year. RevPAR increased 37% through a combination of price increases and a strengthening of the rand. The hotel now has a new bar beside the terrace and the lobby has been completely redecorated. The municipal authorities finally agreed to sell us Faure Street, which is adjacent to our hotel. As we own all of the houses on this section of the road, we can incorporate it into our property and redevelop it. Initially we will build a spa but it also gives potential for additional keys longer term.

        The new conference and banqueting facility at The Westcliff (119 keys) in Johannesburg opened in May 2003. This allows us to attract groups and small meetings as well as to serve local functions and weddings. The Johannesburg market remains very competitive and it is proving very difficult to increase rates to the level we desire.

        Orient-Express Safaris (39 keys), our three safari lodges in Botswana, had a terrible year, suffering from the Iraq War, SARS, the Kenya travel scare and the bankruptcy of some major US tour operators that usually supply good blocks of business. The properties made a small EBITDA loss ($0.5 million) but should bounce back well in 2004, as bookings are up over 50% compared with 2003.

  Australasia

        SARS badly hurt our Australian properties. Many US and European business travelers combine trips to Asia and Australia. Canceled trips to Asia due to SARS had a knock-on effect on demand in Sydney compounded by the virtual disappearance of Asian guests to the city. EBITDA at The Observatory Hotel (96 keys) was flat versus 2002, which is disappointing as both 2001 and 2002 were poor years. 2004 has got off to a good start but bookings tend to come in at the very last minute making it difficult to forecast or manage yield with any confidence.

        Lilianfels (86 keys) in the Blue Mountains, about 90 minutes drive from Sydney, is now fully refurbished. The Sydney weekend getaway market learns fast of any disruptive construction projects and has avoided the hotel for the last couple of years. With the works now behind us we can focus on building demand both from the domestic and international markets.

        Our other property in this region is Bora Bora Lagoon Resort (80 keys) in French Polynesia. The two key markets for the island were both well down—the US market due to the Iraq War and Japan due to SARS. At the same time, the strong euro increased our costs and a new hotel opened nearby. 2003 was an unsatisfactory year and the hotel EBITDA was a loss of $1.2 million. There is every reason to expect 2004 to be much better (bookings are up 80%) but the fundamental problem of Bora Bora is that there is more hotel capacity coming on-stream, encouraged by massive investment subsidies, yet access remains difficult. We are in discussion to try to improve flight arrival times and develop further airlift to the island.

  Asia

        Orient-Express Hotels was under-represented in Asia, an important inbound and growing outbound market. In February, 2004 this was resolved by making an investment in Pansea, a company specializing in small, luxury properties in the region. Under the terms of the deal, Orient-Express Hotels injects $8 million of capital to improve and expand Pansea, receiving in return the right to buy the balance of the company in three to five years' time at a price equivalent to 8× EBITDA.

        Pansea operates five hotels in Southeast Asia, located in Luang Prabang, the ancient royal capital of Laos; Koh Samui on the Gulf of Siam in Thailand; Yangon (Rangoon), Burma, in the former palace of the Shan Province governor; Siem Reap, Cambodia, close to the famous temples of Angkor Wat; and Jimbaran Bay in Bali. Another property is under construction in Ubud, Bali and further openings are planned for the next few years. Therefore, in five years time, we expect to take on balance sheet at a reasonable price a thriving group of hotels in Asia.

Restaurants

        '21' Club in New York had a poor start, not helped by the harsh weather in the first quarter of 2003. EBITDA was down $0.9 million for the full year, but business recovered steadily during 2003 and earnings were actually ahead in the fourth quarter. Should financial market activity rebound (particularly initial public offerings) '21' Club will benefit, as the related banquet activity is a key contributor to profits.

        The new La Cabaña restaurant in Buenos Aires opened in October 2003 and is operating successfully. Historically the most famous steak restaurant in the city, La Cabaña fell on hard times as it was located in a section of Buenos Aires that deteriorated and became unpopular. Using many of the original features, the restaurant has been relocated to the up-market Recoleta district close to the best hotels. For 2003, the restaurant EBITDA was a loss of $0.5 million entirely due to the requirement to expense start-up costs (such as training costs prior to opening).

        Our joint venture in London, Harry's Bar, a private dining club, reported a solid year with EBITDA actually ahead of 2002.

Trains and Cruises

        Our trains and cruises businesses were particularly badly affected by the global events of 2003. The Iraq War occurred right in the heart of the key booking period for our European trains and then SARS wiped out the season for Asia. The result was a drop of over $2 million in EBITDA. For 2004 we expect recovery back to the former level of profitability—bookings are already running well ahead of last year (up about $2 million).

        The Venice Simplon-Orient-Express luxury overnight service between London, Paris and Venice was the worst affected. For many, travel on this train is the highlight of any holiday so they build their itinerary around it. Therefore, once the spring booking period was lost, it was very difficult to build up any last-minute demand. This train accounted for $1.7 million of earnings decline as EBITDA fell to $2.2 million in 2003 from $3.9 million in 2002.

        For our UK day trains, it proved much easier to recoup demand, as most guests are from the UK and can travel at short notice. EBITDA of the British Pullman was slightly down ($0.2 million) but this was offset by a strong performance from the newer Northern Belle train (up $0.4 million) which operates services in the north of the UK.

        During the outbreak of SARS, guests of the Eastern & Oriental Express (our Singapore-Bangkok service) were required by the authorities to wear face masks throughout the trip. We temporarily stopped the service but ran a handful of trips within Thailand to cater for the few tourists that still visited the area. Bookings have now recovered to normal levels. The Road To Mandalay cruise service in Myanmar (Burma) was also affected by SARS, but EBITDA dropped only slightly to $0.4 million from $0.5 million in 2002.

        Early in 2003 the tax law in Peru was changed, correcting an anomaly that was costing PeruRail, our Peruvian joint venture, about $2 million in tax per annum. The year continued well as after a weak first quarter demand grew rapidly with a very strong end to the year. All indications are that the business will boom in 2004 as Peru is perceived as safe, interesting and accessible for the US market. Late in 2003, we launched the Hiram Bingham luxury train service between Cuzco and Machu Picchu, which takes guests in style for a day trip to the famous ruins.

Outlook for 2004

        The whole of the travel industry is "holding its breath"—excited by the prospect of a better 2004, but still nervous after suffering through three difficult years. At this time last year we were in the middle of a major slump in bookings during the Iraq War. We then faced SARS which wiped out most Asian leisure businesses and also took a bite out of Europe and Australia as demand outbound from Asia dried up. This year the picture is very different. Bookings are ahead and there is no reason to expect a dramatic slowdown, so demand should be much stronger than last year from the second quarter onwards.

        As an owner/manager of high-quality hotels with high barriers to entry, Orient-Express Hotels is well positioned to benefit from any recovery. Since the year 2000, the company's same store EBITDA has declined by about $30 million, almost entirely due to a decline in occupancy (not rate). As demand picks up, our properties will fill again and margins should return to historic levels.

        The last few years have been challenging but the company has never wavered from its strategy and we have taken advantage of the harder times to make some excellent acquisitions including in 2003 The Ritz in Madrid and in 2004 the Pansea transaction which will give us a leading position in Southeast Asia. Money has also been spent on improving hotels already in the portfolio and over $50 million has been spent in 2003 on expansion and refurbishment. All of these additions hold great promise for the future.

Simon M.C. Sherwood
President

Chief Financial Officer's report

        EBITDA in 2003 was $69.1 million compared with $67 million in 2002. Depreciation increased by $5.7 million, primarily due to acquisitions, capital expenditure and a weaker US dollar, which had the effect of translating the local currency depreciation charge on assets owned outside of the US into a higher amount of US dollars. The net finance costs for the company decreased by $1.1 million. The effective tax rate was 14% (excluding the gain on the sale of the Quinta do Lago hotel of $4.2 million, which attracted no taxation) compared to 13% in the prior year.

        In 2003 the net cash provided by operating activities was $33.2 million which was down by $2.1 million, principally due to the decline in net earnings.

        The company invested $81.7 million in acquisitions and capital expenditure in 2003. The purchase of its 50% stake in The Ritz, Madrid, accounted for $23 million. The balance was capital expenditure on existing properties including approximately $15 million on maintenance capital expenditure. Finance of $21 million was raised against the total invested.

        The company decided to raise funds to finance new investments and expansion of existing hotels. To this end, it issued equity in November and December 2003, selling 3.45 million Class A shares raising net proceeds of $52 million. We also decided to sell the Quinta do Lago hotel for $40 million and repaid $22 million of associated debt out of these proceeds. The Italian hotels were re-financed with a €135 million ($162 million) secured term loan on attractive terms. An amount of €110 million ($132 million) of this facility was drawn during the year, of which $85 million was used to repay the previous facility, giving a cash surplus of $47 million. Scheduled principal payments were $43 million and working capital facilities of $8 million were repaid.

        The total cash flow for the year was a surplus of $43 million against a deficit of $20 million for 2002.

        The company had cash of $81 million at December 31, 2003. In addition, there were $68 million available to draw from committed undrawn facilities, bringing the company's total cash availability to $149 million, giving it substantial resources to make acquisitions and expand existing hotels. At December 31, 2003, the company had debt net of cash of $473 million. Approximately 50% of the outstanding debt was drawn in euros and the balance primarily in US dollars, with an overall weighted average interest rate of 3.7%. All of the company's debt is floating rate and is secured by mortgages over the properties with performance covenants at the hotel level and limited covenants at the parent company level. They typically would be an EBITDA/interest ratio of at least 1.1 times and a minimum tangible net worth which the company meets comfortably. While this type of secured financing requires quite a high level of administration compared with a large group revolving credit facility, we believe that ultimately it offers the lowest cost of debt. None of the company's debt is guaranteed by Sea Containers, its former parent company, and none of the company's loan facilities has any cross-collateralization or cross-default with Sea Containers loans.

        Upon the acquisition of hotels, the company will typically obtain finance of 65-70% of the purchase price. The company has good relationships with a number of substantial international lending banks which are comfortable lending against the type of properties we acquire. This is a much less risky proposition for the banks than lending against a new-build hotel. We are confident that the company will be able to obtain attractive finance for its acquisitions in the future.

James G. Struthers
Vice President—Finance and Chief Financial Officer

PSLRA Statement

        This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, the unknown effects on those markets if a SARS epidemic or similar health-related event recurs, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and changes in construction schedules for expansion projects, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the US Securities and Exchange Commission.

Summary of earnings by operating unit and region (unaudited)

        The revenue and other income and the earnings before interest, tax, depreciation and amortization (EBITDA) of the company's consolidated operations for the years 2003, 2002, and 2001 are analyzed as follows:

	Year ended December 31,
	2003	2002	2001
	($m)
Revenue and other income:
Owned Hotels:
Europe	115.9	99.9	79.8
North America	66.6	58.8	59.2
Rest of the World	63.0	54.8	52.7
Hotel management interests	13.5	12.4	10.9
Restaurants	17.6	18.1	17.8
Tourist trains and cruises	48.7	45.3	40.9
Gain on sale of hotel asset	4.2	—	—

Total	329.5	289.3	261.3

EBITDA:
Owned Hotels:
Europe	32.8	29.2	26.9
North America	11.1	11.1	14.6
Rest of the World	11.1	12.7	14.9
Hotel management interests	13.5	12.4	10.9
Restaurants	2.6	3.8	4.0
Tourist trains and cruises	6.0	8.3	7.3
Central overheads	(12.2)	(10.5)	(9.5)
Gain on sale of hotel asset	4.2	—	—

Total EBITDA	69.1	67.0	69.1

        Management believes that EBITDA is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial measure commonly used in the hotel and leisure industry. However, EBITDA does not represent cash flow from operations as defined by US generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations before net finance costs under US generally accepted accounting principles for purposes of evaluating results of operations.

        The following table reconciles EBITDA as defined with the company's earnings from operations before net finance costs and with net earnings, as derived from the audited financial information for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31,
	2003	2002	2001
	($m)
EBITDA	69.1	67.0	69.1
Depreciation and amortization	25.2	19.5	16.4

Earnings from operations before net finance costs	43.9	47.5	52.7
Net finance costs	17.2	18.4	18.7
Provision for income taxes	3.0	3.9	4.2

Net earnings	23.7	25.2	29.8

QuickLinks

  EXHIBIT 99
  Orient-Express Hotels Ltd.
  Financial highlights
  Performance overview
  Chairman's message
  President's overview of performance
  Chief Financial Officer's report
  PSLRA statement
  Summary of earnings by operating unit and region (unaudited)